UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               AMENDED FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person
        (Last) (First) (Middle)       Lumpkin, Richard A.
        (Street)                      121 South 17th Street
        (City) (State) (Zip)          Mattoon, Illinois 61938

   2.   Date of Event Requiring Statement (Month/Day/Year)

        09/24/97

   3.   IRS or Social Security Number of Reporting Person (Voluntary)


   4.   Issuer Name and Ticker or Trading Symbol

        McLeodUSA Incorporated
        MCLD

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        (X) Director   ( ) 10% Owner  (X) Officer (give title below)
        (X) Other  (specify below)

        Vice Chairman

        Member of 13(d) group owning more than 10%

   6.   If Amendment, Date of Original (Month/Day/Year)

        10/6/97 (filing date)

   7.   Individual or Joint/Group Filing (Check Applicable Line)
        ( )  Form filed by One Reporting Person
        (X)  Form filed by More than One Reporting Person

           Table I -- Non-Derivative Securities Beneficially Owned

    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or                Indirect
                                                                      Indirect (I)           Beneficial Ownership
       Class A Common Stock                  100,190                        I             By Trust Agreement dated
                                                                                          May 13, 1978 f/b/o
                                                                                          Richard Anthony Lumpkin

                                             332,209                        I             By Trust Agreement dated
                                                                                          May 13, 1978 f/b/o Mary
                                                                                          Lee Sparks

                                             55,088                         I             By Richard Adamson
                                                                                          Lumpkin Grandchildren's
                                                                                          Trust dated 9/5/80 f/b/o
                                                                                          Benjamin Iverson Lumpkin

                                             55,088                         I             By Richard Adamson
                                                                                          Lumpkin Grandchildren's
                                                                                          Trust dated 9/5/80 f/b/o
                                                                                          Elizabeth Arabella
                                                                                          Lumpkin

                                             410,965                        I             By Trust named for
                                                                                          Benjamin Iverson Lumpkin
                                                                                          created under the Mary
                                                                                          Green Lumpkin Gallo
                                                                                          Trust Agreement dated
                                                                                          December 29, 1989

                                             410,965                        I             By Trust named for
                                                                                          Elizabeth Arabella
                                                                                          Lumpkin created under
                                                                                          the Mary Green Lumpkin
                                                                                          Gallo Trust Agreement
                                                                                          dated December 29, 1989

                                             210,937                        I             By Trust Agreement dated
                                                                                          May 13, 1978 f/b/o
                                                                                          Richard Anthony Lumpkin

                                           96,656 (A)                       I             By Richard Anthony
                                                                                          Lumpkin 1993 Grantor
                                                                                          Retained Annuity Trust

                                             734,701                        I             By Richard Anthony
                                                                                          Lumpkin 1990 Personal
                                                                                          Income Trust for the
                                                                                          Benefit of Benjamin
                                                                                          Iverson Lumpkin dated
                                                                                          April 20, 1990




    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or                Indirect
                                                                      Indirect (I)           Beneficial Ownership

                                             734,701                        I             By Richard Anthony
                                                                                          Lumpkin 1990 Personal
                                                                                          Income Trust for the
                                                                                          Benefit of Elizabeth
                                                                                          Arabella Lumpkin dated
                                                                                          April 20, 1990

                                              1,822                         I             By Richard Anthony
                                                                                          Lumpkin Trust under the
                                                                                          Trust Agreement dated
                                                                                          February 6, 1970
                                             60,619                         I             By Margaret Anne Keon
                                                                                          Trust under the Trust
                                                                                          Agreement dated February
                                                                                          6, 1970

                                             107,030                        I             By Mary Lee Sparks Trust
                                                                                          under the Trust
                                                                                          Agreement dated February
                                                                                          6, 1970

                    Table II -- Derivative Securities Beneficially Owned

                                  2.  Date               3.  Title and                             5.  Ownership
                                 Exercisable               Amount of                                  Form of
                               and Expiration             Underlying                                Derivative
                                Date (Month/              Securities                                 Security:
                                  Day/Year)

          1.  Title       Date          Expira-        Title      Amount            4.           Direct    Indirect      6.  Nature
              of          Exer-         tion                        or          Conversion        (D)        (i)        of Indirect
          Derivative      cisable       Date                      Number       or Exercise                               Beneficial
           Security                                                 of           Price of                                 Ownership
                                                                  Shares        Derivative
                                                                                 Security


     Explanation of Responses:

             For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin and not by either of the other joint filers.

        (A) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth A. Lumpkin.


   SIGNATURE OF REPORTING PERSON(S):


   Richard A. Lumpkin


                              JOINT FILER INFORMATION

   Name:                              Benjamin I. Lumpkin

   Address:                           Casilla 52908
                                      Correo Central
                                      Santiage, Chile

   Designated Filer:                  Richard A. Lumpkin

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997

   Signature:                         Benjamin I. Lumpkin


                              JOINT FILER INFORMATION

   Name:                              Elizabeth A. Lumpkin

   Address:                           109 S. Humphrey Avenue, #3N
                                      Oak Park, Illinois 60302

   Designated Filer:                  Richard A. Lumpkin

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997


   Signature:                         Elizabeth A. Lumpkin

   DATE:

   January 9, 1998

   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).